Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated October 21, 2016, except for the effects of the corporate conversion as discussed in Note 1, Note 15 and Note 18 and the parent merger as discussed in Note 18 as to which the date is February 25, 2017, relating to the financial statements, which appear in J.Jill, Inc.’s Registration Statement on Form S-1 (Registration No. 333-215993) filed with the Securities and Exchange Commission on February 10, 2017, and as amended on February 27, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

March 14, 2017